Exhibit (a)(5)(viii)

The following is an excerpt of a letter sent to employees of International Paper Company on August 10, 2011:

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At International Paper, leadership and change go hand-in-hand. Over the last four years, we’ve refocused and rebuilt International Paper into a company that’s stronger and better. Continuing to play to win, we recently made an unsolicited, all-cash offer for Temple-Inland, a move supported by our shareholders. At the right price, Temple-Inland can strengthen our industrial packaging business and have a positive impact on our company. The process is expected to take some time. As it unfolds, I ask that you continue to focus on our three drivers: people, customers and operational excellence – the substance of our success.

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This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The offer and solicitation to purchase shares of common stock, par value $1.00 per share (and the associated preferred stock purchase rights), of Temple-Inland Inc. (“Temple-Inland”) is only being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by International Paper Company (the “Company”) and Metal Acquisition Inc. with the SEC on July 12, 2011 (as they may be amended and supplemented from time to time). INVESTORS AND SECURITY HOLDERS OF TEMPLE-INLAND ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

The tender offer expires at 5:00 p.m., Eastern time, on Sept. 8, 2011, unless it is extended. If the tender offer is extended, the Company will issue a press release announcing the extension at or before 9:00 a.m., Eastern time, on the next business day after the date the tender offer was scheduled to expire.

In connection with the proposed transaction, the Company may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Temple-Inland. INVESTORS AND SECURITY HOLDERS OF TEMPLE-INLAND ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.